Black Hills Corp. Reports Third Quarter 2019 Results and Narrows Earnings Guidance

•	Capital investment forecast for 2019 through 2023 increased by $148 million

•	Guidance for 2019 EPS, as adjusted, narrowed to a range of $3.45 to $3.55

•	Guidance for 2020 EPS, as adjusted, narrowed to a range of $3.55 to $3.75

•	Quarterly dividend increased 5.9 percent to $0.535 per share

RAPID CITY, S.D. — Nov. 4, 2019 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter of 2019. GAAP results were impacted by a non-cash, pre-tax $20 million impairment of our investment in a privately held oil and gas company related to the divestiture of our Oil and Gas segment in 2018. Net income from continuing operations for the third quarter of 2019 compared to the third quarter of 2018 was:

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2019		2018		2019		2018
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income from continuing operations	$11.7	$0.19	$17.8	$0.32	$130.1	$2.15	$177.5	$3.26

Non-GAAP:
Net income from continuing operations, as adjusted *	$26.9	$0.44	$23.1	$0.42	$145.3	$2.40	$135.6	$2.49
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“Black Hills delivered solid operational and financial performance during the quarter,” said Linden “Linn” R. Evans, president and CEO of Black Hills Corp. “Net income from continuing operations, as adjusted, was up 16 percent compared to last year. These results outpaced 11 percent dilution from higher share count resulting in a 5 percent increase in adjusted earnings per share. Our team made excellent progress on our customer focused capital investment program, finishing construction of several key strategic projects. We also increased our forecasted capital expenditures for 2019 through 2023 by $148 million to $2.9 billion.

“Earnings benefited from new rates, increased industrial demand, customer growth and lower purchased power capacity costs. The electric utilities benefited from warmer than normal temperatures in Colorado and Wyoming. Natural gas utilities’ margins were impacted by lower heating demand from warmer weather and reduced irrigation demand caused by heavy precipitation.

“We continued to execute on our capital program to support safe and reliable service and support customer growth. We energized the final segment of the 175-mile Rapid City to Stegall electric transmission line and expect to place into commercial operation the 60-megawatt Busch Ranch II wind generation project by mid-November. Construction of the 35-mile Natural Bridge transmission pipeline is nearly complete and the project is on schedule to be placed in service by the end of the year.

“I am pleased with the strong interest in our voluntary Renewable Ready program. Recent customer indications have fulfilled the availability of 40-megawatts of energy from the Corriedale Wind Energy Project, to be completed in 2020.

“Looking forward, strong operational and financial performance gives us confidence to narrow the range of our earnings guidance for 2019 and 2020,” concluded Evans.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Electric Utilities

•
On Sept. 17, South Dakota Electric completed construction on the final 94-mile segment of a 175-mile electric transmission line from Rapid City, South Dakota, to Stegall, Nebraska. The first 48-mile segment was placed in service on July 25, 2018, and the second 33-mile segment was placed in service on Nov. 20, 2018.

•	On July 19, Colorado Electric set a new all-time peak load of 422 megawatts, surpassing the previous peak of 413 megawatts set in July 2018.

•	On July 19, Wyoming Electric set a new all-time peak load of 265 megawatts, surpassing the previous peak of 254 megawatts set in July 2018.

•
In July, South Dakota Electric and Wyoming Electric received approvals for the Renewable Ready Service Tariffs and related jointly-filed certificate of public convenience and necessity to construct the $57 million, 40-megawatt Corriedale Wind Energy Project. The wind project will be jointly owned by the two electric utilities to deliver renewable energy for large commercial, industrial and governmental agency customers. The project is expected to be in service by year-end 2020. In September, the customer subscription period was completed with customer interest exceeding the 40 megawatts of available energy. On Nov. 1, South Dakota Electric filed with the South Dakota Public Utilities Commission an amendment seeking approval to increase the generating capacity under the tariff for the South Dakota portion by 12.5 megawatts to a total of 32.5 megawatts.

Gas Utilities

•	Black Hills’ natural gas utility subsidiaries continued to consolidate utility jurisdictions within the states of Colorado, Nebraska and Wyoming.

◦
On Oct. 29, Nebraska Gas received approval from the Nebraska Public Service Commission to merge its two natural gas distribution companies in Nebraska. Consolidation is expected to be effective Jan. 1, 2020. A rate review is expected to be filed by mid-year 2020 to consolidate the rates, tariffs and services of its two existing natural gas distribution companies.

◦
On June 3, Wyoming Gas filed a rate review application with the Wyoming Public Service Commission to consolidate the rates, tariffs and services of its four existing gas distribution territories in Wyoming. The rate review requests $16 million in new revenue to recover investments in safety, reliability and system integrity. Wyoming Gas is also requesting a new rider mechanism to recover future safety and integrity investments in its system. A settlement was recently reached with the intervening parties in the rate review filing and filed with the Wyoming Public Service Commission on Nov. 1. The stipulation and agreement are subject to review and approval by the commission, with a decision expected by year-end.

◦
During the third quarter, Colorado Gas continued progress on its rate review application to consolidate rates, tariffs and services of its two existing gas distribution territories in Colorado. The rate review requests $2.5 million in new revenue to recover investments in safety, reliability and system integrity. Colorado Gas is also requesting a new rider mechanism to recover future safety and integrity investments in its system. A decision from the Colorado Public Utilities Commission is expected by the end of the first quarter of 2020.

•
During the third quarter, Wyoming Gas continued construction on the $54 million, 35-mile Natural Bridge pipeline project to enhance supply reliability and delivery capacity for customers in central Wyoming. The new 12-inch steel pipeline will interconnect from a supply point near Douglas, Wyoming, to existing facilities near Casper, Wyoming. Construction of the pipeline is nearly complete and the project is expected to be in service in the fourth quarter of 2019, with the associated investment included in the Wyoming Gas rate review filed on June 3, 2019.

Power Generation

•
On Aug. 2, Black Hills Wyoming and affiliate Wyoming Electric jointly filed a request with the Federal Energy Regulatory Commission for approval of a new 60-megawatt power purchase agreement. If approved, Black Hills Wyoming will continue to deliver 60 megawatts of energy to Wyoming Electric from its Wygen I power plant starting Jan. 1, 2023, for 20 additional years. A decision from the FERC is pending.

•
During the third quarter, Black Hills Electric Generation continued construction of the $71 million, 60-megawatt Busch Ranch II Wind Farm near Pueblo, Colorado. The project is expected to be fully in service by mid-November. Through a competitive bidding process, Black Hills Electric Generation was selected to deliver renewable energy under a 25-year power purchase agreement to its Black Hills electric utility affiliate in Colorado.

Mining

•
In October, negotiations were completed for the price reopener in the contract with the Wyodak power plant. The new price was reset at $17.94 per ton effective July 1, 2019, compared to the prior contract price of $18.25 per ton.

Corporate

•
Effective Nov. 1, Black Hills appointed Tony A. Jensen and Kathleen S. McAllister to its board of directors. In anticipation of previously announced future board retirements, the board also temporarily increased the size of the board from 10 to 12 directors.

•
On Oct. 29, Black Hills’ board of directors approved a 5.9 percent, or $0.03 per share, increase in the quarterly dividend. Shareholders of record on Nov. 18, 2019, will receive $0.535 per share payable on Dec. 1, 2019. The annual payout of $2.05 in 2019 represents 49 consecutive years of dividend increases.

•
On Oct. 3, Black Hills issued $400 million of 3.05 percent 10-year senior notes due 2029 and $300 million of 3.875 percent 30-year senior notes due 2049. Proceeds were used to repay the $400 million corporate term loan due 2021, retire the $200 million 5.875 percent senior notes due 2020 and repay a portion of short-term debt.

•
During the third quarter, Black Hills issued a total of 389,237 shares of common stock under its at-the-market equity offering program for net proceeds of $30 million. Year to date, the company has issued a total of 1,328,332 shares of common stock for net proceeds of $99 million under this program. Issuance under the program is complete for 2019.

•	On Aug. 29, Fitch Ratings reaffirmed its corporate credit rating of Black Hills Corp. at BBB+, maintaining a stable outlook.

•
In the third quarter, Black Hills recorded a non-cash, pre-tax $20 million impairment of its investment in a minority ownership interest in a third-party, privately held oil and gas company. This investment was received in exchange for contributing $28 million of assets in early 2018. This contribution represented the final assets of the divestiture of the oil and gas business. The impairment was triggered by a deterioration in earnings performance in the third party oil and gas company and an adverse change in future natural gas prices. The remaining book value of the investment is $8 million.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
	(in millions)
Adjusted operating income (a) (b):

Electric Utilities	$50.7	$43.4	$125.2	$123.1
Gas Utilities	4.7	4.2	116.6	116.2
Power Generation	11.8	13.1	33.9	33.7
Mining	3.4	4.6	9.4	12.6
Corporate and Other	—	(0.2)	(0.4)	(2.7)
Operating income	70.6	65.1	284.7	282.9

Interest expense, net	(33.5)	(35.3)	(102.5)	(104.8)
Impairment of investment	(19.7)	—	(19.7)	—
Other income (expense), net	0.6	(0.5)	0.1	(1.9)
Income tax benefit (expense) (c, d)	(2.5)	(7.5)	(22.1)	11.8
Income from continuing operations	15.4	21.8	140.5	187.9
Net (loss) from discontinued operations	—	(0.9)	—	(5.6)
Net income	15.4	20.9	140.5	182.3
Net income attributable to noncontrolling interest	(3.7)	(4.0)	(10.3)	(10.4)
Net income available for common stock	$11.7	$17.0	$130.1	$171.9

(a)	In 2019, we changed our segment measure of performance to Adjusted operating income.

(b)
Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. These changes had no impact on consolidated financial results.

(c)	Income tax benefit (expense) for the nine months ended Sept. 30, 2018 included a $49 million tax benefit resulting from legal entity restructuring.

(d)
Income tax benefit (expense) for the three and nine months ended Sept. 30, 2018 included approximately $5.3 million and $7.5 million, respectively, of income tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Weighted average common shares outstanding (in thousands):
Basic	60,976	53,364	60,458	53,346
Diluted	61,104	54,819	60,578	54,508

Earnings per share:
Basic -
Continuing Operations	$0.19	$0.33	$2.15	$3.33
Discontinued Operations	—	(0.02)	—	(0.10)
Total Basic Earnings Per Share	$0.19	$0.32	$2.15	$3.22

Diluted -
Continuing Operations	$0.19	$0.32	$2.15	$3.26
Discontinued Operations	—	(0.02)	—	(0.10)
Total Diluted Earnings Per Share	$0.19	$0.31	$2.15	$3.15

2019 EARNINGS GUIDANCE REVISED

Black Hills is narrowing its guidance for 2019 earnings per share from continuing operations available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.45 to $3.55 per share, from a range of $3.40 to $3.60 per share, based on the following updated assumptions:

•	Capital spending of $820 million in 2019;

•	No further equity issuances in 2019 through our at-the-market equity offering program;

•	Normal weather conditions for the remainder of the year within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for the remainder of the year for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•	Completion of construction and placing in service the Busch Ranch II wind energy project and Natural Bridge pipeline project by year-end 2019;

•	No significant unplanned outages at any of our facilities; and

•	No significant acquisitions or divestitures.

*
Earnings per share from continuing operations, as adjusted, is defined as GAAP Earnings per share from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2019 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

2019 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings per share from continuing operations per share (GAAP)	$3.20	$3.30
Adjustments**:
Impairment of investment	0.33	0.33
Tax on Adjustments**:
Impairment of investment	(0.07)	(0.07)
Rounding	(0.01)	(0.01)
Total adjustments	0.25	0.25
Earnings per share from continuing operations per share, as adjusted (non-GAAP)	$3.45	$3.55
**Additional adjustments may occur in the fourth quarter. Adjustments shown reflect the actual adjustments made for the first nine months of the year.

2020 EARNINGS GUIDANCE REVISED

Black Hills is narrowing its guidance for 2020 earnings per share available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.55 to $3.75 from $3.50 to $3.80, based on the following updated assumptions:

•	Capital spending of $820 million and $623 million in 2019 and 2020, respectively;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•	Complete construction and place in service the Busch Ranch II wind energy project and Natural Bridge pipeline project by year-end 2019 and Corriedale Wind Energy Project by year-end 2020;

•	No significant unplanned outages at any of our facilities;

•	No further equity issuances in 2019 and $80 million to $100 million of equity issuances in 2020 through our at-the-market equity offering program; and

•	No significant acquisitions or divestitures.

* The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation of guidance for 2020 earnings, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Tuesday, Nov. 5, 2019, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 2656679 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will present at the 2019 EEI Financial Conference at 9 a.m. EST on Tuesday, Nov. 12, 2019. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the Investor Relations section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2019		2018		2019		2018
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$11.7	$0.19	$17.8	$0.32	$130.1	$2.15	$177.5	$3.26
Adjustments:
Impairment of investment	19.7	0.32	—	—	19.7	0.33	—	—
Legal restructuring - income tax benefit	—	—	—	—	—	—	(49.5)	(0.91)
Tax reform	—	—	5.3	0.10	—	—	7.5	0.14
Total adjustments	19.7	0.32	5.3	0.10	19.7	0.33	(42.0)	(0.77)

Tax on Adjustments:
Impairment of investment	(4.5)	(0.07)	—	—	(4.5)	(0.07)	—	—
Total tax on adjustments	(4.5)	(0.07)	—	—	(4.5)	(0.07)	—	—

Rounding	—	—	—	—	—	(0.01)	0.1	—
Adjustments, net of tax	15.2	0.25	5.3	0.10	15.2	0.25	(41.9)	(0.77)

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$26.9	$0.44	$23.1	$0.42	$145.3	$2.40	$135.6	$2.49

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended Sept. 30, 2019, compared to the three months ended Sept. 30, 2018, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and nine months ended Sept. 30, 2019 and 2018 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$119.8	$110.2	$9.6	$333.7	$322.6	$11.1

Operations and maintenance	47.2	45.3	1.9	143.0	135.5	7.5
Depreciation and amortization	22.0	21.5	0.5	65.4	64.1	1.3
Adjusted operating income	$50.7	$43.4	$7.3	$125.2	$123.1	$2.1

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Operating Statistics:
Retail sales - MWh	1,454,197	1,396,519	4,088,128	4,016,833
Contracted wholesale sales - MWh	229,369	221,327	646,611	677,163
Off-system sales - MWh	160,357	206,791	436,298	514,686
Total electric sales - MWh	1,843,923	1,824,637	5,171,037	5,208,682

Regulated power plant availability:
Coal-fired plants	94.6%	95.7%	90.0%	94.0%
Natural gas fired plants and other plants	89.6%	97.0%	89.8%	97.2%
Wind	93.7%	96.9%	95.0%	96.9%
Total availability	91.5%	96.6%	90.3%	96.1%

Wind capacity factor	33.8%	33.1%	37.1%	41.8%

Third Quarter 2019 Compared with Third Quarter 2018

Gross margin increased as a result of:

(in millions)
Prior year Wyoming Electric PCA Stipulation settlement	$3.4
Weather (a)	1.8
Increased industrial demand	1.7
Reduction in power capacity charges	1.7
Rider recovery	1.3
Other	(0.3)
Total increase in Gross margin (non-GAAP)	$9.6

(a) Cooling degree days at the Electric Utilities for the three months ended Sept. 30, 2019 were 27% higher than normal compared to 9% higher than normal in the same period in the prior year.

Operations and maintenance expense increased primarily due to $1.0 million of higher employee costs and $0.6 million of higher outside services expenses.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$97.7	$95.6	$2.1	$410.0	$392.8	$17.2

Operations and maintenance	70.2	69.7	0.5	225.2	212.3	12.9
Depreciation and amortization	22.8	21.6	1.2	68.2	64.3	3.9
Adjusted operating income	$4.7	$4.2	$0.5	$116.6	$116.2	$0.4

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Operating Statistics:
Total gas sales - Dth	8,859,398	8,290,598	70,982,770	68,720,434
Total transport and transmission volumes - Dth	31,538,815	29,808,567	110,622,285	107,388,321

Third Quarter 2019 Compared with Third Quarter 2018

Gross margin increased as a result of:

(in millions)
New rates	$3.0
Customer growth - distribution	0.8
Increased transport and transmission	0.7
Weather (a)	(3.4)
Other	1.0
Total increase in Gross margin (non-GAAP)	$2.1

(a) Weather impacts for the three months ended Sept. 30, 2019 compared to the same period in the prior year include reduced heating demand due to warmer temperatures and reduced irrigation loads to agriculture customers in our Nebraska Gas service territory due to higher precipitation.

Operations and maintenance expense increased primarily due to higher employee costs and higher outside services expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$25.8	$24.5	$1.3	$75.8	$71.2	$4.6

Operations and maintenance	9.2	7.4	1.8	27.8	25.5	2.3
Depreciation and amortization	4.8	4.0	0.8	14.1	11.9	2.2
Adjusted operating income	11.8	13.1	(1.3)	$33.9	$33.7	$0.2

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	98.0%	97.9%	95.2%	93.9%
Gas-fired plants	97.6%	99.3%	98.4%	99.4%
Wind	81.9%	N/A	93.4%	N/A
Total availability	93.6%	98.9%	96.5%	98.0%

Wind capacity factor	15.0%	N/A	22.1%	N/A

Third Quarter 2019 Compared with Third Quarter 2018

Revenue increased in the current year due to increased wind megawatt hours sold and higher power purchase agreement prices. Operating expenses increased in the current year due to higher depreciation and property taxes from new wind assets.

Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2019	2018	2019 vs. 2018	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$15.6	$17.3	$(1.7)	$45.0	$51.3	$(6.3)

Operations and maintenance	9.9	10.8	(0.9)	29.0	32.8	(3.8)
Depreciation, depletion and amortization	2.3	2.0	0.3	6.7	5.9	0.8
Adjusted operating income	3.4	4.6	(1.2)	$9.4	$12.6	$(3.2)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2019	2018	2019	2018
Operating Statistics:	(in thousands)
Tons of coal sold	969	1,078	2,720	3,119
Cubic yards of overburden moved	2,341	2,361	6,380	6,763

Revenue per ton	$15.47	$15.54	$15.90	$15.92

Third Quarter 2019 Compared with Third Quarter 2018

Current year revenue decreased due to 10 percent fewer tons sold driven primarily by unplanned generation facility outages. Operating expenses decreased primarily due to lower royalties and production taxes on decreased revenues.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2019	2018	Variance	2019	2018	Variance
	(in millions)
Adjusted operating (loss)	$—	$(0.2)	$0.2	$(0.4)	$(2.7)	$2.3

Third Quarter 2019 Compared with Third Quarter 2018

Adjusted operating income (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Impairment of Investment, Other (Expense) Benefit and Income Tax Benefit (Expense)

Impairment of Investment

For the three months ended Sept. 30, 2019, we recorded a non-cash write-down of $20 million in our investment in equity securities of a privately held oil and gas company. The impairment was triggered by a deterioration of earnings performance of the privately held oil and gas company and an adverse change in future natural gas prices.

Income Tax Benefit (Expense)

Income tax benefit (expense) for the three months ended Sept. 30, 2019 was $(2.5) million compared to $(7.5) million for the same period in 2018. The decrease in tax expense was primarily due to a prior year $(5.3) million income tax expense associated with changes in the previously estimated impact of tax reform on deferred income taxes.

For the three months ended September 30, 2019 the effective tax rate was 14.0 percent compared to 7.6 percent excluding the tax reform adjustments, for the same period in 2018. The higher effective tax rate is primarily due to a prior year state tax benefit.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.27 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2019 and 2020 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2018 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to execute our utility jurisdiction consolidation plan;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$186.0	$130.2	$2.2	$7.1	$—	$—	$325.5
Intercompany revenue	5.3	0.5	23.6	8.5	80.3	(118.3)	—
Fuel, purchased power and cost of gas sold	71.6	33.0	—	—	—	(31.6)	73.1
Gross margin (non-GAAP)	119.8	97.7	25.8	15.6	80.3	(86.7)	252.5

Operations and maintenance	47.2	70.2	9.2	9.9	66.5	(73.0)	130.0
Depreciation, depletion and amortization	22.0	22.8	4.8	2.3	5.4	(5.3)	51.9
Adjusted operating income (loss)	50.7	4.7	11.8	3.4	8.4	(8.4)	70.6

Interest expense, net							(33.5)
Impairment of investment							(19.7)
Other income (expense), net							0.6
Income tax benefit (expense)							(2.5)
Income (loss) from continuing operations							15.4
(Loss) from discontinued operations, net of tax							—
Net income (loss)							15.4
Net income attributable to noncontrolling interest							(3.7)
Net income (loss) available for common stock							$11.7

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$524.1	$705.3	$7.1	$20.7	$—	$—	$1,257.2
Intercompany revenue	16.6	2.0	68.6	24.3	255.6	(367.1)	—
Fuel, purchased power and cost of gas sold	207.0	297.3	—	—	0.1	(92.7)	411.7
Gross margin (non-GAAP)	333.7	410.0	75.8	45.0	255.4	(274.3)	845.6

Operations and maintenance	143.0	225.2	27.8	29.0	211.9	(230.6)	406.4
Depreciation, depletion and amortization	65.4	68.2	14.1	6.7	16.3	(16.1)	154.5
Adjusted operating income (loss)	125.2	116.6	33.9	9.4	27.2	(27.7)	284.7

Interest expense, net							(102.5)
Impairment of investment							(19.7)
Other income (expense), net							0.1
Income tax benefit (expense)							(22.1)
Income (loss) from continuing operations							140.5
(Loss) from discontinued operations, net of tax							—
Net income (loss)							140.5
Net income attributable to noncontrolling interest							(10.3)
Net income (loss) available for common stock							$130.1

	Consolidating Income Statement
Three Months Ended Sept. 30, 2018	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$179.8	$131.4	$1.8	$9.0	$—	$—	$322.0
Intercompany revenue	5.0	0.3	22.7	8.3	92.8	(129.1)	—
Fuel, purchased power and cost of gas sold	74.6	36.1	—	—	—	(30.5)	80.2
Gross margin (non-GAAP)	110.2	95.6	24.5	17.3	92.9	(98.6)	241.7

Operations and maintenance	45.3	69.7	7.4	10.8	78.5	(84.2)	127.6
Depreciation, depletion and amortization	21.5	21.6	4.0	2.0	5.1	(5.0)	49.0
Adjusted operating income (loss)	43.4	4.2	13.1	4.6	9.3	(9.5)	65.1

Interest expense, net							(35.3)
Other income (expense), net							(0.5)
Income tax benefit (expense)							(7.5)
Income (loss) from continuing operations							21.8
(Loss) from discontinued operations, net of tax							(0.9)
Net income (loss)							20.9
Net income attributable to noncontrolling interest							(4.0)
Net income (loss) available for common stock							$17.0

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2018	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$515.5	$705.6	$5.4	$26.6	$—	$—	$1,253.1
Intercompany revenue	16.5	1.0	65.8	24.7	277.7	(385.8)	—
Fuel, purchased power and cost of gas sold	209.3	313.9	—	—	—	(90.7)	432.5
Gross margin (non-GAAP)	322.6	392.8	71.2	51.3	277.7	(295.1)	820.5

Operations and maintenance	135.5	212.3	25.5	32.8	236.7	(251.6)	391.3
Depreciation, depletion and amortization	64.1	64.3	11.9	5.9	15.9	(15.7)	146.3
Adjusted operating income (loss)	123.1	116.2	33.7	12.6	25.1	(27.8)	282.9

Interest expense, net							(104.8)
Other income (expense), net							(1.9)
Income tax benefit (expense)							11.8
Income (loss) from continuing operations							187.9
(Loss) from discontinued operations, net of tax							(5.6)
Net income (loss)							182.3
Net income attributable to noncontrolling interest							(10.4)
Net income (loss) available for common stock							$171.9

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969